Exhibit 10.9

[Date]

[Name]

[Address]

Re:	Amendment to Employment Terms

Dear [Name]:

Alto Neuroscience, Inc. (the “Company”) is pleased to provide you with this amendment to certain employment terms contained in your employee offer letter (“Offer Letter Amendment”). This Offer Letter Amendment amends in part the offer of employment executed between you and the Company on [Month Day], 2023 (the “Prior Offer”). Except as set forth herein, all of the terms and conditions set forth in the Prior Offer, including the terms contained in your At-Will Employment, Confidential Information, Inventions Assignment and Arbitration Agreement (the “Confidentiality Agreement”), remain unchanged and shall remain in full force and effect. All capitalized terms in this Offer Letter Amendment that are not defined herein shall have the same meanings as in the Prior Offer. Unless otherwise stated herein, the following amendments shall become effective immediately following the effectiveness of the Company’s Form S-1 registration statement relating to the Company’s initial public offering (the “Effective Date”).

Revised and Superseding Employment Terms

[ Section 7.3 of the Prior Offer shall be superseded and replaced with the following:

7.3 Severance Benefits upon a Termination without Cause. If you are subject to a Termination without Cause (that does not occur within the Change in Control Period, and provided that you remain in compliance with the terms of this Agreement (including the conditions described in Section 7.6 below), the Company shall provide you with the following benefits (the “Severance Benefits”):

(a) Cash Severance. The Company shall pay you, as severance, the equivalent of nine months (the “Severance Period”) of your Base Salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings (the “Severance”). The Severance will be paid as a continuation on the Company’s regular payroll, beginning no later than the first regularly-scheduled payroll date following the first full payroll cycle after the Separation Agreement (as discussed in Section 7.6) has become effective (the “Severance Commencement Date”); provided that on the Severance Commencement Date, the Company shall pay you in a lump sum the aggregate amount of the cash severance payments that the Company would have paid you through such date had the payments commenced on the effective date of termination through the Severance Commencement Date.

(b) Payment of Continued Group Health Plan Benefits. If you are eligible for and timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law of similar effect (“COBRA”) following your Termination without Cause, the Company will pay your COBRA group health insurance premiums for you and your eligible dependents in a lump sum equal to the aggregate amount of payments that the Company would have paid for nine months, to be paid on the first regularly-scheduled payroll date following the first full payroll cycle after the Separation Agreement (as discussed in Section 7.6) has become effective. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 plan under the Code.]1

Section 7.4 of the Prior Offer shall be superseded and replaced with the following:

7.4 Severance Benefits upon an Involuntary Termination during Change in Control Period. If you are subject to an Involuntary Termination during the Change in Control Period, and provided that you remain in compliance with the terms of this Agreement (including the conditions described in Section 7.6 below), the Company shall provide you with the following change in control severance benefits (the “Change in Control Severance Benefits”):

(a) Cash Severance. The Company shall pay you, as severance, the equivalent of [####]2 months (the “CIC Severance Period”) of your Base Salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings (the “CIC Severance”). The CIC Severance will be paid in a lump sum on the first regularly-scheduled payroll date following the first full payroll cycle after the Separation Agreement (as discussed in Section 7.6) has become effective.

(b) Target Annual Bonus. In addition, you will receive a payment equal to [####]3 months of the Annual Bonus that you would have been entitled to receive if corporate and/or individual objectives and milestones were fully achieved for the calendar year in which the Separation Date occurs (less standard payroll deductions and applicable withholdings), to be paid in a lump sum on the first regularly-scheduled payroll date following the first full payroll cycle after the Separation Agreement (as discussed in Section 7.6) has become effective.

(c) Payment of Continued Group Health Plan Benefits. If you are eligible for and timely elect continued group health plan coverage COBRA following your Involuntary Termination, the Company will pay your COBRA group health insurance premiums for you and your eligible dependents in a lump sum equal to the aggregate amount of payments that the Company would have paid for [____]4 months, to be paid on the first regularly-scheduled payroll date following the first full payroll cycle after the Separation Agreement (as discussed in Section 7.6) has become effective. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 plan under the Code.

[1]	Insert 7.3 only for members of the C-Suite/SVPs This section is not needed for the CEO.
[2]	CEO: “eighteen (18)”; C-Suite/SVPs “twelve (12)”
[3]	CEO: “eighteen (18)”; C-Suite/SVPs “twelve (12)”
[4]	CEO: “eighteen (18)”; C-Suite/SVPs “twelve (12)”

(d) Accelerated Vesting. Effective as of the later of the Separation Date or the effective date of the Change in Control, the vesting and exercisability of all outstanding stock options and other equity awards covering Common Stock that are held by you immediately prior to the Separation Date shall accelerate vesting in full, including awards that would vest only upon the satisfaction of performance criteria (which percentage of the performance-based awards shall vest at the higher of target (100%) level of performance or actual achievement measured as of the date of your Involuntary Termination).

For the avoidance of doubt, in no event shall you be entitled to benefits under both Section 7.3 and this Section 7.4. If you are eligible for benefits under both Section 7.3 and this Section 7.4, you shall receive the benefits set forth in this Section 7.4 and such benefits shall be reduced by any benefits previously provided to you under Section 7.3.

Section 11 of the Prior Offer shall be renumbered as Section 12 and the following new Section 11 shall be inserted:

11. Section 280G.

If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement or otherwise (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

The independent public accounting firm serving as the Company’s auditing firm, or such other accounting firm, law firm or professional consulting services provider of national reputation and experience reasonably acceptable to the Company (the “Accountants”) shall make in writing in good faith all calculations and determinations under this Section 11, including the assumptions to be used in arriving at any calculations. For purposes of making the calculations and determinations under this Section 11, the Accountants and each other party may make reasonable assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. You and the Company shall furnish to the Accountants and each other such information and documents as the Accountants and each other may reasonably request to make the calculations and determinations under this Section 11. The Company shall bear all costs the Accountants incur in connection with any calculations contemplated hereby.

If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax). For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

Section 12 of the Prior Offer shall be renumbered as Section 13 and the last two sentences of such section superseded and replaced with the following:

The obligations as forth under Sections 7, 8, 9, 10, 11, and 12 will survive the termination of this Agreement. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

Complete Agreement

Except as set forth herein, all of the terms and conditions set forth in the Prior Offer, including the Confidentiality Agreement unchanged and shall remain in full force and effect. This Offer Letter Amendment, together with the Prior Offer and the Confidentiality Agreement, form the complete and exclusive statement of your employment agreement with the Company. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in the Prior Offer and/or this Offer Letter Amendment, require a written modification signed by an officer of the Company. If any provision of this Offer Letter Amendment is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Offer Letter Amendment and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Offer Letter Amendment may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Effective Date

The terms and conditions set forth in this Offer Letter Amendment shall be effective as of the date you sign below.

Please sign and date this Offer Letter Amendment and return it to me if you wish to accept the terms contained herein.

We look forward to your favorable reply and to continuing our productive and enjoyable work relationship.

Sincerely,

ALTO NEUROSCIENCE, INC.

[Name]
[Title]

Accepted and agreed:

[EMPLOYEE NAME]	Date